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                                                                 Cephalon, Inc.

Contact: Jason Rubin or                  Larry Kurtz
         Mary Fisher                     Chiron Corp.
         Cephalon, Inc.                  (510) 601-2476
         (610) 344-0200
                                                   145 Brandywine Parkway
                                                     West Chester, PA 19380-4245
                                                       (610) 344-0200
                                                         Fax (610) 344-0065

                       Myotrophin Scheduled for June FDA
                             Advisory Panel Meeting

     West Chester, PA and Emeryville, CA -- May 7, 1996 -- Cephalon, Inc. (NASDAQ: CEPH) and its partner, Chiron Corporation (NASDAQ: CHIR), announced today that the U.S. Food and Drug Administration (FDA) has scheduled Myotrophin(R) (rhIGF-1) for review by the FDA's Peripheral and Central Nervous System Drugs Advisory Committee on June 7, 1996.

     The companies plan to present findings from two completed clinical studies which evaluated Myotrophin's utility in treating amyotrophic lateral sclerosis (ALS, or Lou Gehrig's disease). Data from these studies have been submitted to the FDA in support of a Treatment Investigational New Drug application. The companies plan to submit a New Drug Application (NDA) based upon these studies later this year for clearance to market the drug in the United States.

     "We appreciate the FDA's invitation to bring these data to an advisory committee at the earliest available date, even before we submit our NDA," said Frank Baldino, Jr., Ph.D., Cephalons president and chief executive officer. "We will continue to work with the agency toward our ultimate goal to have Myotrophin reviewed and cleared for patients with ALS as soon as possible."

     "The FDA's willingness to review the data at the next available panel meeting demonstrates the agency's commitment to meeting the needs of patients with serious diseases such as ALS," added William J. Rutter, Ph.D., chairman of Chiron. "We look forward to presenting our case for Myotrophin to the advisory committee."

     Chiron Corporation is a science-driven healthcare company that combines diagnostic, vaccine and therapeutics strategies for controlling disease. Headquartered in Emeryville, near San Francisco, and with operations on four continents, Chiron had revenues in 1995 of more than $1 billion.

     Cephalon discovers, develops and markets pharmaceutical products for the treatment of neurological disorders. The company's principal focus is on diseases such as ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease, head and spinal injury, and stroke.

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Myotrophin Scheduled for June Panel Meeting
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     This news release contains forward-looking statements that involve risks and uncertainties. A full discussion of the companies' operations and financial condition, including factors that may affect future operating results, is contained in documents the companies file with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the companies' actual performance to differ from our current expectations.

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